Exhibit 99.15

December 29, 2014

Division of Investment Management

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE:	Rule 485(b) Filing
Separate Account I of Integrity Life Insurance Company (the “Separate Account”)
Integrity Life Insurance Company (the “Depositor”)
The Western and Southern Life Insurance Company (the “Guarantor”)
File Numbers 333-44876 and 811-04844

Dear Madam or Sir:

Accompanying this letter is Post-Effective Amendment No. 23 to a registration statement filed on form N-4 for a flexible premium variable annuity to be issued by the Depositor and the Separate Account (the “Amendment”).  The Amendment is being filed pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”) to add a new optional benefit rider and is the subject of a separate request pursuant to Rule 485(b)(1)(vii). As counsel to the Registrants, I reviewed the Amendment and hereby represent that the Amendment does not contain disclosures other than those related to the rider that would render it ineligible to become effective under Rule 485(b) of the 1933 Act.

If further information is needed or further action required, please contact me at 513-629-1854 or rhonda.malone@wslife.com .

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Senior Counsel – Securities
Western & Southern Financial Group, Inc.